Exhibit 99.1

For Further Information:

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Reports Results for Third Quarter FY2017

Wildwood, Missouri, March 9, 2017 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for its fiscal third quarter and nine months ended January 31, 2017.

Third-quarter 2017 highlights (includes Hunter Mountain in the three and nine months ended January 31, 2017):

•	Revenue increased 46% to $56.4 million, compared to $38.7 million for the third quarter of fiscal 2016.
•	Resort operating expenses were up $8.3 million over the third quarter of fiscal 2016.
•	Net income was $8.2 million, or $0.58 and $0.47 per basic and diluted share, respectively.
•	Reported EBITDA* improved 78% for the quarter to $19.9 million, up from $11.2 million during the prior-year period.
•

EB-5 project funds were released on December 22, 2016, allowing for an improved balance sheet, as well as continued project development on Mount Snow’s West Lake Water Project and funding for the Carinthia Ski Lodge Project.

•	A quarterly cash dividend of $0.07 was reinstated on outstanding common stock, payable on March 10, 2017, to common shareholders of record as of February 27, 2017.

* See Definitions of Non-GAAP Financial Measures

Timothy D. Boyd, president and chief executive officer, commented, “We are very pleased with the resort traffic this season to each of our 14 resorts. Overall, it was a strong quarter, despite elevated temperatures in the Northeast and Midwest. The improved results were aided by increased skier visits and season pass sales, which trended above last year’s ski season.

Boyd added, “This quarter’s results were also highlighted by the release of Mount Snow’s EB-5 project funds. With the release of the funds from escrow, we have been reimbursed for the $15.0 million we have put into project construction while awaiting the funds, placing us in a much better position financially than last year. With this improved financial standing, we were able to reinstate a quarterly cash dividend of $0.07.

Boyd continued, “The release of EB-5 funds this quarter has allowed us to continue the project development of Mount Snow’s West Lake Water Project. We began construction on West Lake in February 2015 and expect to complete the project before the 2017-2018 ski season, offering expanded terrain on opening day. The EB-5 offering will also provide funding for the Carinthia Ski Lodge Project that is part of our Mount Snow master plan to enhance overall visitor experience. Expanding our portfolio through new properties, products and amenities that elevate our customers’ skiing experience remains a high priority for us, and we have been very pleased with the results of our first full season with Hunter Mountain and the new multi-resort Peak Pass as parts of our organization.”

Third Quarter and Nine Months Ended FY 2017 Resort Operating Results

(dollars in thousands except per share data)	Three months ended January 31,	Nine months ended January 31,

	2017	2016	2017	2016

Revenues	$56,385	$38,667	$71,986	$50,254
Income (loss) from operations	$16,715	$8,833	$(3,538)	$(9,005)
Net income (loss)	$8,165	$3,700	$(7,721)	$(10,267)
Earnings (loss) per share (basic)	$0.58	$0.26	$(0.55)	$(0.73)
Weighted average shares outstanding (basic)	14,017	13,995	14,013	13,987
Earnings (loss) per share (diluted)	$0.47	$0.26	$(0.55)	$(0.73)
Weighted average shares outstanding (diluted)	17,223	14,002	14,013	13,987
Reported EBITDA*	$19,924	$11,196	$6,104	$(1,729)

*  See below for Definitions of Non-GAAP Measures

Stephen J. Mueller, Peak Resorts’ chief financial officer, noted, “Our season pass sales were up 28% in units and 23% in dollars, compared to the prior year. In addition, paid skier visits for our resort portfolio were up 40% through the fiscal third quarter compared to the same prior-year period. We are encouraged with the response we have seen over the first full year since acquiring Hunter Mountain, as well as the favorable reception of our new base lodge at Mad River Mountain.”

These preliminary, unaudited season pass sales and skier visit results are interim period data for the individually branded ski resorts and are subject to completion of the Company's customary year-end closing procedures.

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016

Revenues
Lift and tubing tickets	$30,470	$20,717	$30,470	$20,717
Food and beverage	$8,946	$5,972	$14,161	$8,913
Equipment rental	$4,886	$3,354	$4,886	$3,354
Ski instruction	$4,683	$3,384	$4,683	$3,384
Hotel/lodging	$2,883	$2,080	$6,743	$4,855
Retail	$3,314	$2,133	$3,736	$2,588
Summer and Other	$1,203	$1,027	$7,307	$6,443
Total	$56,385	$38,667	$71,986	$50,254

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016

Resort operating expenses
Labor and labor related expenses	$18,202	$13,858	$33,719	$26,411
Retail and food and beverage cost of sales	$4,876	$3,426	$6,549	$4,693
Power and utilities	$3,736	$2,477	$5,167	$3,725
Other	$6,855	$5,585	$13,013	$11,507
Total	$33,669	$25,346	$58,448	$46,336

Financial Position Supports Strategy

Mueller noted, “The balance sheet experienced significant improvement this quarter with the completion of the $20 million private placement with CAP 1 LLC, a family client of Summer Road LLC, as well as the release of the EB-5 project funds at Mount Snow. We believe the EB-5 project work being completed at Mount Snow will help allow us to gain a greater share of the Vermont ski market.

Mueller concluded, “The release of the EB-5 funds, in combination with the improved season we’re having with skier visits and Peak Pass sales, has allowed Peak Resorts to regain compliance with its debt covenants and reinstate a quarterly cash dividend to common shareholders payable in the fourth quarter. We are pleased to be able to resume paying a dividend and believe we have done so at a level that provides a favorable yield to shareholders, is well funded in a range of weather scenarios, and positions Peak for future growth opportunities. In years when we generate cash flow above the dividend rate, our priorities are to grow the company through acquisitions and redevelopment, improve capital structure and return capital to shareholders.”

Future dividend declarations are subject to approval of the company’s Board of Directors and compliance with its loan covenants.

Quarterly Investor Call and Webcast

Peak Resorts will hold its third-quarter investor conference call/webcast on Thursday, March 9, at 11 a.m. ET.

The call/webcast will be available via:

Webcast:ir.peakresorts.com on the Events page

Conference Call:877-292-0959 (domestic) or 412-542-4158 (international)

A replay will be available on the Peak Resorts website after the call concludes.

Definitions of Non-GAAP Financial Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. The following table includes a reconciliation of reported EBITDA to the GAAP related measure of net loss:

(dollars in thousands)	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016
Net income (loss)	$8,165	$3,700	$(7,721)	$(10,267)
Income tax expense (benefit)	$5,346	$2,415	$(5,056)	$(6,564)
Interest expense, net	$3,289	$2,802	$9,493	$8,080
Depreciation and amortization	$3,209	$2,558	$9,642	$7,471
Investment income	$(1)	$-	$(4)	$(4)
Gain on sale/leaseback	$(84)	$(84)	$(250)	$(250)
Gain on involuntary conversion	$-	$(195)	$-	$(195)
Reported EBITDA*	$19,924	$11,196	$6,104	$(1,729)

*  See below for Definitions of Non-GAAP Measures

We have chosen to specifically include reported EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with reported EBITDA, investors will have a clearer understanding of our financial performance and cash flow because reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

Reported EBITDA is not a measure of performance defined by GAAP. Items excluded from reported EBITDA are significant components in understanding and assessing financial performance or liquidity. Reported EBITDA should not be considered in isolation or as alternative to, or substitute for, the GAAP related measure of net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because reported EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, reported EBITDA as presented may not be comparable to other similarly titled measures of other companies.

About Peak Resorts

Headquartered in Missouri, Peak Resorts, Inc. is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills’ premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the future outlook and performance of Peak Resorts, Inc., and other statements based on current management expectations, estimates and projections. These statements are subject to a variety of risks and uncertainties, are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, without limitation, those discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  The forward-looking statements included in this news release are only made as of the date of this release, and Peak Resorts disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Consolidated Income Statements

(in thousands, except share and per share data)

	(Unaudited)		(Unaudited)
	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016

Revenues	$56,385	$38,667	$71,986	$50,254

Costs and Expenses
Resort operating expenses	33,669	25,346	58,448	46,336
Depreciation and amortization	3,209	2,558	9,642	7,471
General and administrative expenses	1,793	1,104	4,682	3,069
Land and building rent	345	357	998	1,033
Real estate and other taxes	654	664	1,754	1,545
	39,670	30,029	75,524	59,454
Other Operating Income
Gain on involuntary conversion	-	195	-	195

Income (Loss) from Operations	16,715	8,833	(3,538)	(9,005)

Other Income (Expense)
Interest, net of interest capitalized of $411 and $1,194 in 2017 and $83 and $279 in 2016, respectively	(3,289)	(2,802)	(9,493)	(8,080)
Gain on sale/leaseback	84	84	250	250
Investment income	1	-	4	4
	(3,204)	(2,718)	(9,239)	(7,826)

Income (Loss) before Income Tax Benefit	13,511	6,115	(12,777)	(16,831)
Income Tax Expense (Benefit)	5,346	2,415	(5,056)	(6,564)
Net Income (Loss)	$8,165	$3,700	$(7,721)	$(10,267)

Basic earnings (loss) per common share	$0.58	$0.26	$(0.55)	$(0.73)

Diluted earnings (loss) per common share	$0.47	$0.26	$(0.55)	$(0.73)

Cash dividends declared per common share	$-	$0.1375	$-	$0.4125

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	(Unaudited)
	January 31,	April 30,
Assets	2017	2016
Current assets
Cash and cash equivalents	$33,881	$5,396
Restricted cash balances	5,780	61,099
Income tax receivable	5,056	-
Accounts receivable	3,303	4,772
Inventory	3,844	2,730
Deferred income taxes	1,092	1,092
Prepaid expenses and deposits	1,231	2,680
	54,187	77,769
Property and equipment-net	188,255	192,178
Land held for development	37,569	37,542
Restricted cash, construction	36,538	-
Intangible assets, net	803	846
Goodwill	5,009	5,009
Other assets	641	619
	$323,002	$313,963
Liabilities and Stockholders' Equity
Current liabilities
Acquisition line of credit	$4,500	$15,500
Accounts payable and accrued expenses	16,636	18,696
Accrued salaries, wages and related taxes and benefits	2,614	919
Unearned revenue	17,046	13,233
EB-5 investor funds in escrow	500	52,004
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	4,205	2,456
	45,834	103,141
Long-term debt	173,979	118,343
Capitalized lease obligation	3,328	4,419
Deferred gain on sale/leaseback	2,929	3,178
Deferred income taxes	12,672	12,672
Other liabilities	549	576
Commitments and contingencies

Preferred stock, $.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 20,000 and 0 issued at January 31, 2017 and April 30, 2016, respectively	16,204	-

Stockholders' Equity
Common stock, $.01 par value per share, 20,000,000 shares authorized, 13,982,400 shares issued	140	140
Additional paid-in capital	86,322	82,728
Accumulated Deficit	(18,955)	(11,234)
	67,507	71,634
	$323,002	$313,963